Exhibit 99.4

UNAUDITED PRO FORMA CONSOLIDATED COMBINED FINANCIAL STATEMENTS

On June 13, 2021, Avalon entered into a share purchase agreement (the “Purchase Agreement”) with Senlang. Pursuant to the Purchase Agreement, subject to the satisfaction of the conditions to closing, including approval by the Avalon stockholders pursuant to the rules of the Nasdaq Stock Market, Avalon will acquire all of the issued and outstanding securities of Senlang in consideration of 81,000,000 shares of Avalon common stock. The following unaudited pro forma consolidated combined financial statements present the historical consolidated financial statements of Avalon GloboCare Corp. and Subsidiaries (“Avalon”) and the historical consolidated financial statements of Lonlon Biotech Ltd. and Subsidiaries (“Senlang”), adjusted as if Avalon had acquired Senlang.

The unaudited pro forma consolidated combined balance sheet combines the historical consolidated balance sheet of Avalon and the historical consolidated balance sheet of Senlang as of March 31, 2021, giving effect to the acquisition as if they had been consummated on March 31, 2021. The unaudited pro forma consolidated combined statement of operations and comprehensive loss for the three months ended March 31, 2021 combines the historical consolidated statement of operations and comprehensive loss of Avalon and the historical consolidated statement of operations and comprehensive loss of Senlang, giving effect to the acquisition as if they had been consummated on January 1, 2020, the beginning of the earliest period presented. The unaudited pro forma consolidated combined statement of operations and comprehensive loss for the year ended December 31, 2020 combines the historical consolidated statement of operations and comprehensive loss of Avalon and the historical consolidated statement of operations and comprehensive loss of Senlang, giving effect to the acquisition as if they had been consummated on January 1, 2020, the beginning of the earliest period presented. The historical consolidated financial statements have been adjusted in the unaudited pro forma consolidated combined financial statements to give pro forma effect to events that are: (1) directly attributable to the acquisition; (2) factually supportable; and (3) with respect to the statement of operations, expected to have a continuing impact on Avalon’s results following the completion of the acquisition.

The unaudited pro forma consolidated combined financial statements have been developed from and should be read in conjunction with:

●	The accompanying notes to the unaudited pro forma consolidated combined financial statements;

●	The historical consolidated financial statements and related notes of Avalon as of March 31, 2021, for the three months ended March 31, 2021 and for the year ended December 31, 2020, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in Avalon’s Quarterly Report on Form 10Q for the three months ended March 31, 2021 and Annual Report on Form 10-K for the year ended December 31, 2020, which were filed with the Securities and Exchange Commission; and

●	The historical consolidated financial statements of Senlang as of March 31, 2021 and for the three months ended March 31, 2021 and for the year ended December 31, 2020, which are contained elsewhere in this Form 8-K/A.

AVALON GLOBOCARE CORP. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED COMBINED BALANCE SHEET

As of March 31, 2021

	Historical		Pro Forma
	Avalon	Lonlon
	GloboCare Corp.	Biotech Ltd.	Pro Forma Adjustments				Pro Forma
	and Subsidiaries	and Subsidiaries	Dr.		Cr.		Combined

ASSETS

CURRENT ASSETS:
Cash	$1,692,540	$188,887	$-		$-		$1,881,427
Accounts receivable	-	636,746	-		-		636,746
Rent receivable	23,471	-	-		-		23,471
Deferred financing costs	152,438	-	-		-		152,438
Recoverable VAT	-	343,755	-		343,755	a	-
Inventory	-	105,743	-		105,743	a	-
Prepaid expenses and other current assets	295,731	60,949	449,498	a	-		806,178

Total Current Assets	2,164,180	1,336,080	449,498		449,498		3,500,260

NON-CURRENT ASSETS:
Rent receivable - noncurrent portion	109,174	-	-		-		109,174
Security deposit	19,662	49,843	-		-		69,505
Deferred leasing costs	133,359	-	-		-		133,359
Operating lease right-of-use assets, net	241,729	266,406	-		-		508,135
Property and equipment, net	439,962	2,268,076	-		-		2,708,038
Investment in real estate, net	7,644,950	-	-		-		7,644,950
Equity method investment	532,199	-	-		-		532,199
Intangible assets	-	-	97,556,672	b	-		97,556,672

Total Non-current Assets	9,121,035	2,584,325	97,556,672		-		109,262,032

Total Assets	$11,285,215	$3,920,405	$98,006,170		$449,498		$112,762,292

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accrued professional fees	$1,445,225	$-	$-		$650,000	d	$2,095,225
Accrued research and development fees	432,500	-	-		-		432,500
Accrued payroll liability and directors’ compensation	165,846	102,329	-		-		268,175
Accounts payable	-	564,192	564,192	e	-		-
Accrued leasehold improvements liabilities	-	261,106	261,106	e	-		-
Accrued liabilities and other payables	344,453	62,938	-		1,175,995	e	1,583,386
Notes payable	-	1,373,480	-		-		1,373,480
Accrued liabilities and other payables - related parties	313,105	-	-		-		313,105
Deferred revenue	-	167,201	167,201	e	-		-
Deferred grant income	-	183,496	183,496	e	-		-
Operating lease obligation	132,657	151,167	-		-		283,824
Note payable - related party	390,000	244,174	-		-		634,174

Total Current Liabilities	3,223,786	3,110,083	1,175,995		1,825,995		6,983,869

NON-CURRENT LIABILITIES:
Deferred grant income - noncurrent portion	-	304,617	-		-		304,617
Operating lease obligation - noncurrent portion	109,337	52,377	-		-		161,714
Loan payable - related party	3,305,249	-	-		-		3,305,249

Total Non-current Liabilities	3,414,586	356,994	-		-		3,771,580

Total Liabilities	6,638,372	3,467,077	1,175,995		1,825,995		10,755,449

SHAREHOLDERS’ EQUITY:
Preferred stock, $0.0001 par value; 10,000,000 shares authorized; no shares issued and outstanding	-	-	-		-		-
Common stock, $0.0001 par value; 490,000,000 shares authorized; 84,943,564 shares issued and 84,423,564 shares outstanding 165,943,564 pro forma shares issued and 165,423,564 pro forma shares outstanding	8,494	-	-		8,100	b	16,594
Additional paid-in capital	49,755,996	8,946,197	8,946,197	c	98,001,900	b	147,757,896
Ordinary shares	-	10,001	10,001	c	-		-
Less: common stock held in treasury, at cost; 520,000 shares	(522,500)	-	-		-		(522,500)
Accumulated deficit	(44,408,493)	(8,515,294)	650,000	d	8,515,294	c	(45,058,493)
Statutory reserve	6,578	-	-		-		6,578
Accumulated other comprehensive (loss) income	(193,232)	12,424	12,424	c	-		(193,232)

Total shareholders’ equity	4,646,843	453,328	9,618,622		106,525,294		102,006,843

Total Liabilities and Shareholders’ Equity	$11,285,215	$3,920,405	$10,794,617		$108,351,289		$112,762,292

AVALON GLOBOCARE CORP. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED COMBINED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS

Three Months Ended March 31, 2021

	Historical		Pro Forma
	Avalon	Lonlon
	GloboCare Corp.	Biotech Ltd.	Pro Forma Adjustments				Pro Forma
	and Subsidiaries	and Subsidiaries	Dr.		Cr.		Combined
REVENUES
Real property rental	$289,774	$-	$-		$-		$289,774
General laboratory testing	-	945,648	-		-		945,648
Immunology and hematology testing	-	301,857	-		-		301,857
Total Revenues	289,774	1,247,505	-		-		1,537,279

COSTS AND EXPENSES
Real property operating expenses	216,894	-	-		-		216,894
General laboratory testing	-	347,911	-		-		347,911
Immunology and hematology testing	-	89,498	-		-		89,498
Total Costs and Expenses	216,894	437,409	-		-		654,303

Real Property Opearting Income	72,880	-	-		-		72,880
Gross Profit from General Laboratory Testing	-	597,737	-		-		597,737
Gross Profit from Immunology and Hematology Testing	-	212,359	-		-		212,359
Total Gross Profit	72,880	810,096	-		-		882,976

OTHER OPERATING EXPENSES:
Professional fees	1,381,178	-	24,041	a	-		1,405,219
Compensation and related benefits	562,006	-	86,204	a	-		648,210
Research and development expenses	213,188	565,331	-		-		778,519
General and administrative expenses	-	406,188	-		406,188	a	-
Other general and administrative expenses	220,096	-	295,943	a	-		516,039
Selling and marketing expenses	-	52,707	-		-		52,707
Amortization	-	-	2,439,000	c	-		2,439,000
Grant income	-	(123,467)	-		-		(123,467)

Total Other Operating Expenses	2,376,468	900,759	2,845,188		406,188		5,716,227

LOSS FROM OPERATIONS	(2,303,588)	(90,663)	(2,845,188)		(406,188)		(4,833,251)

OTHER (EXPENSE) INCOME
Interest expense	-	(13,647)	-		-		(13,647)
Interest expense - related party	(45,149)	(2,683)	-		-		(47,832)
Loss from equity method investment	(18,514)	-	-		-		(18,514)
Other income	133	226	-		-		359

Total Other Expense, net	(63,530)	(16,104)	-		-		(79,634)

LOSS BEFORE INCOME TAXES	(2,367,118)	(106,767)	(2,845,188)		(406,188)		(4,912,885)

INCOME TAXES	-	28,513	-		-		28,513

NET LOSS	$(2,367,118)	$(135,280)	$(2,845,188)		$(406,188)		$(4,941,398)

COMPREHENSIVE LOSS:
NET LOSS	$(2,367,118)	$(135,280)	$(2,845,188)		$(406,188)		$(4,941,398)
OTHER COMPREHENSIVE LOSS
Unrealized foreign currency translation loss	(2,722)	(577)	-		-		(3,299)
COMPREHENSIVE LOSS	$(2,369,840)	$(135,857)	$(2,845,188)		$(406,188)		$(4,944,697)

NET LOSS PER COMMON SHARE:
Basic and diluted	$(0.03)						$(0.03	) b

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic and diluted	83,413,154						164,413,154

AVALON GLOBOCARE CORP. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED COMBINED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS

Year Ended December 31, 2020

	Historical		Pro Forma
	Avalon	Lonlon
	GloboCare Corp.	Biotech Ltd.	Pro Forma Adjustments				Pro Forma
	and Subsidiaries	and Subsidiaries	Dr.		Cr.		Combined
REVENUES
Real property rental	$1,206,854	$-	$-		$-		$1,206,854
Medical related consulting services - related parties	170,908	-	-		-		170,908
General laboratory testing	-	649,932	-		-		649,932
Immunology and hematology testing	-	440,183	-		-		440,183
Total Revenues	1,377,762	1,090,115	-		-		2,467,877

COSTS AND EXPENSES
Real property operating expenses	851,754	-	-		-		851,754
Medical related consulting services - related parties	135,805	-	-		-		135,805
General laboratory testing	-	343,794	-		-		343,794
Immunology and hematology testing	-	197,444	-		-		197,444
Total Costs and Expenses	987,559	541,238	-		-		1,528,797

Real Property Opearting Income	355,100	-	-		-		355,100
Gross Profit from Medical Related Consulting Services	35,103	-	-		-		35,103
Gross Profit from General Laboratory Testing	-	306,138	-		-		306,138
Gross Profit from Immunology and Hematology Testing	-	242,739	-		-		242,739
Total Gross Profit	390,203	548,877	-		-		939,080

OTHER OPERATING EXPENSES:
Professional fees	6,553,009	-	73,397	a	-		6,626,406
Compensation and related benefits	4,156,150	-	292,439	a	-		4,448,589
Research and development expenses	883,855	2,813,250	-		-		3,697,105
General and administrative expenses	-	925,438	-		925,438	a	-
Other general and administrative expenses	1,251,208	-	559,602	a	-		1,810,810
Selling and marketing expenses	-	163,145	-		-		163,145
Amortization	-	-	9,756,000	c	-		9,756,000
Grant income	-	(929,505)	-		-		(929,505)

Total Other Operating Expenses	12,844,222	2,972,328	10,681,438		925,438		25,572,550

LOSS FROM OPERATIONS	(12,454,019)	(2,423,451)	(10,681,438)		(925,438)		(24,633,470)

OTHER (EXPENSE) INCOME
Interest expense	-	(12,397)	-		-		(12,397)
Interest expense - related party	(168,762)	(11,169)	-		-		(179,931)
Loss from equity method investment	(51,673)	-	-		-		(51,673)
Other (expense) income	(4,984)	4,654	-		-		(330)

Total Other Expense, net	(225,419)	(18,912)	-		-		(244,331)

LOSS BEFORE INCOME TAXES	(12,679,438)	(2,442,363)	(10,681,438)		(925,438)		(24,877,801)

INCOME TAXES	-	-	-		-		-

NET LOSS	$(12,679,438)	$(2,442,363)	$(10,681,438)		$(925,438)		$(24,877,801)

COMPREHENSIVE LOSS:
NET LOSS	$(12,679,438)	$(2,442,363)	$(10,681,438)		$(925,438)		$(24,877,801)
OTHER COMPREHENSIVE INCOME
Unrealized foreign currency translation gain	67,237	58,807	-		-		126,044
COMPREHENSIVE LOSS	$(12,612,201)	$(2,383,556)	$(10,681,438)		$(925,438)		$(24,751,757)

NET LOSS PER COMMON SHARE:
Basic and diluted	$(0.16)						$(0.15	) b

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic and diluted	79,508,149						160,508,149

[1] Basis of Pro Forma Presentation

The unaudited pro forma consolidated combined financial statements have been prepared assuming the acquisition is accounted for as a business combination using the acquisition method of accounting under Financial Accounting Standards Board (“FASB”) ASC 805, Business Combinations (“ASC 805”). For business combinations under ASC 805, acquisition-related transaction costs are not included as a component of consideration transferred but are accounted for as expenses in the periods in which such costs are incurred. Acquisition-related transaction costs include advisory, legal, accounting fee and others.

The unaudited pro forma consolidated combined financial statements reflect adjustments, based on available information and certain assumptions that Avalon believes are reasonable, attributable to the following:

●	The acquisition of Senlang, which will be accounted for as a business combination, with Avalon identified as the acquirer, and the issuance of shares of Avalon common stock as acquisition consideration. Avalon is considered the accounting acquirer since immediately following the closing: (i) Avalon stockholders will own a majority of the voting rights of the combined company; (ii) Avalon will designate a majority (nine of ten) of the initial members of the board of directors of the combined company; (iii) Avalon’s senior management will hold the majority of the key positions in senior management of the combined company; and (iv) Avalon will continue to maintain its corporate headquarters in Freehold, New Jersey, United States. SenlangBio will continue to maintain operations in the Shijiazhuang High-tech Development Zone, Hebei Province, China;

●	Adjustments to conform the classification of certain assets and liabilities in Senlang’s historical consolidated balance sheet to Avalon’s classification for similar assets and liabilities;

●	Adjustments to conform the classification of expenses in Senlang’s historical consolidated statement of operations and comprehensive loss to Avalon’s classification for similar expenses; and

●	The incurrence of acquisition-related expenses.

The pro forma adjustments represent management’s estimates based on information available as of the date of this filing and are subject to change as additional information becomes available and additional analyses are performed. The pro forma financial statements are provided for illustrative purposes only and are not intended to represent what Avalon’s financial position or results of operations would have been had the acquisition actually been consummated on the assumed dates nor do they purport to project the future operating results or financial position of Avalon following the acquisition. The pro forma financial statements do not reflect future events that may occur after the acquisition, including, but not limited to, the anticipated realization of ongoing savings from potential operating efficiencies, cost savings, or economies of scale that Avalon may achieve with respect to the combined operations. Specifically, the pro forma statements of operations do not include the synergies expected to be achieved as a result of the acquisition and any associated costs that may be incurred to achieve the identified synergies. Additionally, Avalon cannot assure that additional charges will not be incurred in excess of those included in the pro forma additional legal, accounting, and advisory fees of $650,000 related to the acquisition, Avalon’s efforts to achieve operational synergies, or that management will be successful in its efforts to integrate the operations. The pro forma statement of operations also excludes the effects of costs associated with any restructuring and integration activities that may result from the acquisition. Further, the pro forma financial statements do not reflect the effect of any regulatory actions that may impact the results of Avalon following the acquisition.

Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma consolidated combined financial statements. In Avalon’s opinion, all adjustments that are necessary to present fairly the pro forma information have been made. The historical financial statements have been adjusted in the unaudited pro forma consolidated combined financial statements to give effect to the acquisition. These adjustments are directly attributable to the acquisition, factually supportable and, with respect to the unaudited pro forma consolidated combined statements of operations, expected to have a continuing impact on Avalon following the acquisition.

[2] Pro Forma Adjustments and Assumptions

Pro Forma Adjustments to the Consolidated Balance Sheet at March 31, 2021:

a.	Represents the reclassification of recoverable VAT and inventory into prepaid expenses and other current assets.

b.	Reflects the issuance of 81,000,000 shares of Avalon common stock at a price of $1.21 per share (which was the market price of the Avalon common stock as of the date of the Purchase Agreement under the rules of the Nasdaq Stock Market) as consideration for acquisition of Senlang and adjustments to state Senlang’s assets acquired and liabilities assumed at fair value. A summary of the consideration paid and the preliminary fair value of the assets acquired and liabilities assumed is as follows:

Preliminary consideration:
Avalon common stock issued to Senlang shareholders	81,000,000
Issued price	$1.21
Total consideration	$98,010,000

Preliminary fair value of assets acquired:
Current assets
Cash	$188,887
Accounts receivable	636,746
Recoverable VAT	343,755
Inventory	105,743
Other current assets	60,949
Non-current assets
Security deposit	49,843
Operating lease right-of-use assets, net	266,406
Property and equipment, net	2,268,076
Intangible assets	97,556,672
Total preliminary fair value of assets acquired	$101,477,077
Preliminary fair value of liabilities assumed:
Current liabilities
Notes payable	$(1,373,480)
Notes payable - related party	(244,174)
Accounts payable	(564,192)
Salary payable	(102,329)
Accrued leasehold improvements liabilities	(261,106)
Accrued liabilities and other payables	(62,938)
Deferred revenue	(167,201)
Deferred grant income	(183,496)
Operating lease obligation	(151,167)
Non-current liabilities
Deferred grant income - noncurrent portion	(304,617)
Operating lease obligation - noncurrent portion	(52,377)
Total preliminary fair value of liabilities assumed	$(3,467,077)
Net Assets acquired and liabilities assumed	$98,010,000

The acquisition consideration is allocated to the acquired assets and assumed liabilities based on their estimated fair values, and any excess is initially allocated to identifiable intangible assets mainly consisting of cell and gene engineering technologies with the ability to generate innovative and transformative cellular immunotherapies for solid and hematologic cancers. The purchase price exceeded the fair value of net assets acquired by $97,556,672. The Company allocated the $97,556,672 excess to intangible assets, which will be amortized over 10 years. The initial allocation is subject to change upon the final valuation which is to be done at the time of closing. Such change could have a material impact on the Company’s financial statements.

c.	Represents the elimination of Senlang’s historical equity balances.

d.	Represents the accrual of $650,000 in estimated legal, accounting, and advisory fees that are payable as a result of the acquisition of Senlang, which were not reflected in either Avalon’s or Senlang’s historical financial statements.

e.	Represents the reclassification of accounts payable, accrued leasehold improvements liabilities, deferred revenue, deferred grant income into accrued liabilities and other payables.

Pro Forma Adjustments to the Consolidated Statement of Operations and Comprehensive Loss for the Three Months Ended March 31, 2021:

a.	Represents a reclassification of general and administrative expenses into professional fees, compensation and related benefits, and other general and administrative expenses.

b.	The pro forma basic and diluted net loss per common share was computed by dividing pro forma net loss attributable to Avalon by the historical weighted average number of shares of common stock outstanding after giving effect to the issuance of 81,000,000 shares of Avalon common stock in connection with the acquisition of Senlang, as if the issuance had been completed on January 1, 2020.

c.	Represents amortization of intangible assets acquired from this acquisition.

Pro Forma Adjustments to the Consolidated Statement of Operations and Comprehensive Loss for the Year Ended December 31, 2020:

a.	Represents a reclassification of general and administrative expenses into professional fees, compensation and related benefits, and other general and administrative expenses.

b.	The pro forma basic and diluted net loss per common share was computed by dividing pro forma net loss attributable to Avalon by the historical weighted average number of shares of common stock outstanding after giving effect to the issuance of 81,000,000 shares of Avalon common stock in connection with the acquisition of Senlang, as if the issuance had been completed on January 1, 2020.

c.	Represents amortization of intangible assets acquired from this acquisition.

[3] Unaudited Pro Forma Adjustment Reflects the Following Two Transactions:

Transaction 1:

Intangible assets	97,556,672
Paid-in capital	8,956,198
Accumulated other comprehensive income	12,424
Accumulated deficit		8,515,294
Common stock		8,100
Additional paid-in capital		98,001,900

The transaction reflects (i) the elimination of Senlang’s historical equity balances; (ii) the issuance of 81,000,000 shares of Avalon common stock at a price of $1.21 per share as consideration for acquisition of Senlang; (iii) and acquisition consideration exceeded the fair value of net assets acquired by $97,556,672, which the Company allocated to intangible assets mainly consisting of cell and gene engineering technologies with the ability to generate innovative and transformative cellular immunotherapies for solid and hematologic cancers.

Transaction 2:

Accumulated deficit	650,000
Accrued professional fees		650,000

To accrue $650,000 estimated additional legal, accounting, and advisory fees that are payable as a result of the acquisition of Senlang, which were not reflected in either Avalon’s or Senlang’s historical financial statements.